[ **** ] indicates confidential portions have been redacted and submitted separately pursuant to confidentiality request with the Commission

DATED DECEMBER 16, 2005

LORANTIS LIMITED

and

CORIXA CORPORATION

AGREEMENT

THIS AGREEMENT (this “Agreement”), effective as of December 16, 2005 (the “Effective Date”), is entered into as a DEED between:

(1)           LORANTIS LIMITED, an English corporation, having a place of business at 410 Cambridge Science Park, Cambridge, CB4 OPE, (“Lorantis”); and

(2)           CORIXA CORPORATION, a Delaware corporation, having a place of business at 1900 9th Avenue, Suite 1100, Seattle, Washington 98101 (collectively “Corixa”).

RECITALS

(A)          Apovia AG and Apovia Inc had expertise and intellectual property rights relating to a Hepatitis B Virus antigen.

(B)           Corixa has expertise and intellectual property rights relating to an adjuvant that may be useful in connection with such Hepatitis B Virus antigen.

(C)           Corixa entered into a collaboration agreement dated July 29, 2003 with Apovia AG and Apovia Inc (“First Collaboration Agreement”) for the research and development solely for uses reasonably related to the development and submission of information under the Federal Food, Drug and Cosmetic Act and/or the Public Health Service Act, and commercialization of an immunotherapeutic vaccine designed to treat Hepatitis B in humans on the terms and conditions set forth therein.

(D)          Lorantis acquired the right, title and interest of Apovia AG and Apovia Inc in the Hepatitis B Antigen and in the intellectual property owned by them under the First Collaboration Agreement resulting from the collaboration and Apovia AG, Apovia Inc, Corixa and Lorantis novated the First Collaboration Agreement so that Lorantis takes the place of Apovia AG and Apovia Inc.

(E)           The Parties terminated the First Collaboration Agreement and simultaneously entered into a further collaboration agreement dated February 24, 2005 (“Second Collaboration Agreement”) for the research and development of an immunotherapeutic vaccine designed to treat Hepatitis B in humans on the terms and conditions set forth therein.

(F)           SMITHKLINE BEECHAM CORPORATION, a corporation formed under the laws of the State of Pennsylvania, doing business as GlaxoSmithKline, having its principal office at One Franklin Plaza, Philadelphia, PA 19101 (“SKB”) has acquired Corixa..

(G)           The Parties now wish to terminate the Second Collaboration Agreement and enter into the terms set out in this new agreement (the “Agreement”).

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties agree as follows:

1.             DEFINITIONS

For purposes of this Agreement, the terms set firth in this Clause 1 shall have the respective meanings set forth below:

“Affiliate”

shall mean, with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with such person or entity. For purposes of this definition, a person or entity shall be in “control” of an entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to control the management and policies of such other entity;

“Arising Patent Rights”	shall have the meaning assigned to such term in Clause 6.2.

“BLA”

shall mean a biologics license application, product license application, new drug application, or similar application for marketing approval of a product submitted to the FDA, and/or its foreign equivalent;

“cGMP”	means manufacture in accordance with:

(a) Directive 91/412/EEC and Directive 2003/94/EC or any other applicable European Community legislation or regulation as amended and applicable from time to time;

(b)           the current principles and guidelines of good manufacturing practice for medicinal products for human use and “substantial conformity with good manufacturing requirements” (as such phrase is used in Section 802(f)(1) of the Federal Food, Drug and Cosmetic Act, as such Act may be amended from time to time); and

(c)           US Code of Federal Regulations, Title 21, Part 210 (Current Food Manufacturing Practice in Manufacturing, Processing, Packaging or Holding of Drugs), Part 211 (Current Food Manufacturing Practice for Finished Pharmaceuticals);

“Collaboration Agreements”	shall mean the First Collaboration Agreement and the Second Collaboration Agreement (or either of them as the case may be);

“Confidential Information”

shall mean, with respect to a Party, all information (and all tangible and intangible embodiments thereof), which is Controlled by such Party and which is not generally known. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which, and only to the extent, the receiving Party can establish by written documentation (a) has been generally known prior to disclosure of such information by the disclosing Party to the receiving Party; (b) has become generally known, without the fault of the receiving Party, subsequent to disclosure of such information by the disclosing Party to the receiving Party; (c) has been received by the receiving Party at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) has been otherwise known by the receiving Party free of confidentiality obligations prior to disclosure of such information by the disclosing Party to the receiving Party; or (e) has been independently developed by employees or others on behalf of the receiving Party without access to or use of such information disclosed by the disclosing Party to the receiving Party;

“Commercialisation”

shall include, without limitation, all activities relating to the import, export, application, advertising, promotion and other marketing, pricing and reimbursement, detailing, distribution, storage, handling, offering for sale and selling, customer service and support, post marketing authorisation clinical trials and all regulatory activities including adverse event reporting of a Product and all pricing and reimbursement activities (and the term “Commercialise” shall be construed accordingly);

“Control”

shall mean ownership, or, when used in reference to intellectual property rights that are subject to the grant of a license or sublicense, the right of the grantor to grant such licenses or sublicenses without breaching the existing terms of an agreement with a Third Party pursuant to which such license/sublicense rights are derived;

“Corixa Know-How Rights”

shall mean and he limited to all Know-How Controlled by Corixa as of the Effective Date or which was Controlled by Corixa or Controlled prior to the SKB acquisitions by those entities which were Affiliates of Corixa prior to this acquisition, in each case relating to the Corixa Licensed

“Corixa Licensed Technology”

Technology, which in each case are necessary or useful to make or have made RC 529SE using RC 529 Adjuvant and for using RC 529SE in Products being Developed and/or Commercialised by Lorantis or its Permitted Sublicensees in the Lorantis Field; shall mean and be limited to all patentable inventions and Technology Controlled by Corixa as of the Effective Date or which was Controlled by Corixa or Controlled prior to the SKB acquisitions by those entities which were Affiliates of Corixa prior to this acquisition, which in each case are necessary or useful to make or have made RC 529SE using RC 529 Adjuvant and for using RC 529SE in Products being Developed and/or Commercialised by Lorantis or its Permitted Sublicensees in the Lorantis Field. Subject to the exceptions set forth in the definition of Confidential Information, all Corixa Licensed Technology shall be Confidential Information of Corixa;

“Corixa Patent Rights”

shall mean and be limited to each of the following, taken collectively, that are Controlled by Corixa as of the Effective Date or which was Controlled by Corixa or Controlled prior to the SKB acquisitions by those entities which were Affiliates of Corixa prior to this acquisition: (a) all patent applications before or after the Effective Date filed in any country, in each case which restrict the use of, and only to the extent they restrict the use of, Corixa Licensed Technology; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all foreign equivalents, divisionals, continuations, continuations-in-part, reissues, renewals, Supplementary Protection Certificates, extensions or additions to any such patents and patent applications, which in each case are necessary or useful to make or have made RC 529SE using RC 529 Adjuvant for the purpose of using such RC 529SE in Products being Developed and/or Commercialised by Lorantis or its Permitted Sublicensees in the Lorantis Field:

The Corixa Patent Rights shall include, without limitation, the patents and patent applications set forth on Schedule 1 attached hereto to the extent in each case are necessary or useful to make or have made RC 529SE using RC 529 Adjuvant for the purpose of using such RC 529SE in Products being Developed and/or Commercialised by

“CRO”	Lorantis or its Permitted Sublicensees in the Lorantis Field; shall mean a Contract Research Organisation contracted to perform clinical trials as part of the Development Programme;

“Development”

shall include, without limitation, all research, improvement, application, preclinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical trials, manufacturing clinical supplies, regulatory affairs, statistical analysis and report writing, and all other pre-marketing authorisation activities, together with all further research and/or development activities, (and the term “Develop” shall be construed accordingly);

“Development Programme”	shall mean the Development and Commercialisation program in relation to Product(s) (including potential Product(s)) undertaken (and to be undertaken) by Lorantis and/or or its Permitted Sublicensees;

“Drug Master Manufacturing File” or “Drug Master File” or “DMF”

shall means all filings and submissions of information to the FDA pursuant to US in 21 CFR 314.420 and otherwise in connection with the filing of a drug master file with the FDA in the United States, and, in any jurisdiction outside the United States, all analogous filings and submissions of information to any other regulatory body in such other jurisdiction in relation to he filing of a drug master file or analogous documentation therewith;

“Effective Date”	shall have the meaning set forth in the first paragraph of this Agreement;

“Existing Development Programme”	shall mean the development programme(s) conducted under the terms of the Collaboration Agreements;

“FDA”	shall mean the Food and Drug Administration in the United States, or the successor thereto, or any foreign regulatory equivalent;

“Hepatitis B Antigen”

shall mean the antigen designated by Lorantis as [ **** ] the amino acid and nucleic acid sequences for which are set forth on Schedule 2 attached hereto, any fragment or fusion thereof and any virus-like particle that incorporates any fragment or fusion thereof, which is developed or used in

“IND”

connection with the Development Programme (For clarity, the term “HepVax”, as used in the Development Programme, refers to the combination of RC 529 Adjuvant with a Hepatitis B Antigen. The Parties acknowledge that in the Second Development Agreement in the definition of Hepatitis B Antigen to “HepVax” should be more accurately construed as a reference to [ **** ]); shall mean an investigational new drug application filed with FDA, or any corresponding filing or submission with any foreign regulatory authority required to commence human clinical testing of any product;

“Intellectual Property Rights”	shall mean all intellectual property rights including Corixa Patent Rights, Corixa Know Flow Rights and Corixa Licensed Technology;

“Know-How”

shall mean technical information, know-how and materials, including without limitation materials, cell lines, cell banks, experimental protocols and procedures, biological, chemical, pharmacological, toxicological, preclinical, clinical, assay, control, manufacturing data and other information;

“Lorantis Field”	shall mean the treatment of Hepatitis B infection in humans;

“Losses”

shall mean any and all liabilities, damages, losses and expenses (including reasonable lawyers’ fees and disbursements). In calculating “Losses”, the duty to mitigate on the party of the party suffering the Losses shall be taken into account;

“Parties” or “Party”	shall mean Lorantis and Corixa or either of them and “Party” shall mean Lorantis or Corixa, as the case may be);

“Patents”

shall mean all patents and patent applications and utility models, including without limitation, any and all foreign equivalents, divisionals, continuations, continuations-in-part, reissues, renewals, Supplementary Protection Certificates, extensions or additions to any such patents and patent applications;

“Phase II Clinical Trial”

shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent;

“Phase III Clinical Trial”

shall means a human clinical trial in any country that is intended to prove statistically sound evidence of the effect and safety of a product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 3I2.21(c), or its foreign equivalent;

“Product”	shall mean a therapeutic vaccine product limited for use in the Lorantis Field and that contains RC 529SE and the Hepatitis B Antigen, but which contains no other formulation of RC 529 Adjuvant;

“Quarter”	shall mean in respect of each year each of the following 3 month periods: 1 January to 31 March, 1 April to 30 June, 1 July to 30 September and 1 October to 31 December;

“RC 529 Adjuvant”	shall mean and be limited to the TEA salt form of Corixa’s proprietary adjuvant designated “RC 529” having the structure indicated on Schedule 3 attached hereto;

“RC 529SE”

shall mean (a) Corixa’s proprietary adjuvant squalene emulsion designated “RC 529SE” as such is formulated as of the Effective Date at Althea Technologies, Inc. for utilization in a two vial format for the delivery of the Hepatitis B Antigen, and (b) such reformulation of the foregoing that becomes necessary due to use in a single (rather than two) vial format for the delivery of the Hepatitis B Antigen;

“RC 529 Manufacturing Technology”

shall mean all technology, data including pre-clinical and clinical data, and know-how, materials, technology, processes, quality procedures, plans, formulations, techniques and specifications in each case whether or not patentable, required to manufacture RC529 Adjuvant according to cGMP;

“Specifications”	shall mean:

(a) manufacture and supply in accordance with cGMP and all other applicable laws and regulations concerning its manufacture and supply; and

(b) compliance with such further specifications as the Parties may from time to time agree in writing;

“Stocks”	shall mean the stocks of RC 529SE listed in Schedule 6;

“Sublicense”

shall mean a sublicense of the rights granted to Lorantis hereunder to a Third Party. For the avoidance of doubt, whether an agreement is a “Sublicense” shall be determined by reference to this definition regardless of whether the agreement is titled with another label, such as “Co-Development Agreement”;

“Successful Completion of a Phase II Trial”

shall mean the final results of any Phase II Clinical Trial conducted as part of the Development Programme in respect of any Product, not revealing any adverse data that would prevent a Phase III Clinical Trial being undertaken in respect of such Product or data which suggests to a reasonably prudent person skilled in the field of clinical development that the undertaking of a Phase III Clinical Trial in respect of such Product would be unethical, imprudent, not commercially viable or otherwise undesirable. In any event the commencement of a Phase III Clinical Trial as part of the Development Programme in respect of any Product shall be deemed to constitute a “Successful Completion of a Phase II Trial” regardless of the results and data of any prior trial;

“Technology”

shall mean technology, data including pre-clinical and clinical data, and know-how, materials, the technology, processes, quality procedures, plans, formulations, techniques and specifications in each case whether or not patentable, including but not limited to the information specified in Schedule 4.1 (Technical Transfer of Information) and the technology, processes, quality procedures, formulations, techniques and specifications embodied therein, in each case whether or not patentable; and

“Third Party”	Shall mean any person or entity other than Lorantis and Corixa and their respective Affiliates.

2.             REPRESENTATIONS AND WARRANTIES

2.1           Each Party represents and warrants to the other Party as follows:

(a)          Organization

Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized,

(b)           Authorization and Enforcement of Obligations

Such Party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c)          Consents

All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this Agreement have been obtained.

(d)           No Conflict

The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

2.2           Corixa and SKB hereby represent and warrant to Lorantis as of the Effective Date that: (a) Corixa Corporation, a Delaware corporation, having a place of business at 1900 9th Avenue, Suite 1100, Seattle, Washington 98101, continues as of the Effective Date to hold title to the Intellectual Property Rights it Controlled immediately prior to SKB’s acquisition of Corixa Corporation, including without limitation, the Intellectual Property Rights which are the subject of the license rights granted by Corixa to Lorantis under this Agreement, and (b) Corixa has not transferred nor assigned any rights to the foregoing to the Affiliates of Corixa and none of the foregoing Affiliates have rights in or to such intellectual property which conflict with the license rights granted by Corixa to Lorantis under this Agreement.

2.3           Corixa and SKB hereby acknowledge and agree that any corporate reorganization of Corixa Corporation or other transfer or assignment of the Intellectual Property Rights Controlled by Corixa Corporation as of the Effective Date, whether within SKB or Affiliates of SKB, shall be subject to and shall not adversely affect the license rights granted by Corixa to Lorantis under this Agreement.

2.4          Disclaimer EXCEPT AS EXPRESSLY SET FORTH HEREIN, CORIXA MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE CORIXA KNOW-HOW RIGHTS, THE CORIXA PATENT RIGHTS, THE CORIXA LICENSED TECHNOLOGY, AND THE INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING PATENTABILITY, VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.  ALL TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED HEREUNDER IS PROVIDED “AS IS”.

3.            TERMINATION

3.1           Second Collaboration Agreement shall terminate (in full and notwithstanding any provision of the Second Collaboration Agreement to the contrary, including without limitation the provisions which were to survive a termination of the Second Collaboration Agreement and which are replaced with the corresponding provisions of this Agreement) and cease to be of further effect.

3.2           Each Party hereby releases and discharges the other from all their obligations and liabilities under the Second Collaboration Agreement or otherwise as at the Effective Date.

3.3           Subject to the further terms of this Agreement, each Party waives any and all claims of any nature whatsoever and howsoever arising (whether now or in the future and whether presently known or unknown) which it may have against the other under the Second Collaboration Agreement or otherwise on or prior to the Effective Date.

3.4           The termination of the Second Collaboration Agreement pursuant to Clause 3.1 shall be without prejudice to the rights of ownership pursuant to Clause 7.1 of the-Second Collaboration Agreement arising prior to the Effective Date (subject to the further terms of this Agreement).

3.5           In consideration of the agreement of Lorantis to the terms of this Agreement (and in particular this Clause 3) Corixa shall pay [ **** ] (“Termination Payment”) to Lorantis.  The Termination Payment shall be made within thirty (30) days of the Effective Date in immediately available funds to such bank account as Lorantis shall notify to Corixa for such purpose in writing. For the avoidance of doubt, the Parties acknowledge and agree that any and all amounts due or payable under the Second Collaboration Agreement at any time, including any outstanding invoiced amounts, have either been paid in full or have been agreed by the Parties to be deemed to have been paid in full, and in all cases are no longer due or payable.  Each party shall be solely responsible for any tax, duty or other levy owed by such party under applicable tax laws and regulations.  Any tax, duty or other levy paid or required by notification of a tax authority to be withheld, if any, by Corixa on account of the payments made by Corixa to Lorantis under this Agreement and which are due to tax, duty or other levy which are owed by Lorantis shall be deducted from the amount of the payment otherwise due hereunder and evidence of such payment or withholding shall be provided to Lorantis by Corixa.

3.6           Term; Termination for Cause.  Unless terminated as provided for under this Clause 3, the other Clauses of this Agreement shall continue in accordance with their terms.  Either Party may terminate the other Clauses of this Agreement immediately upon giving notice in writing to the other Party if such other Party commits a material breach of this Agreement and shall have failed to cure such material breach within sixty (60) days after receiving written notice from the other Party with respect to do so.

4.            TECHNICAL TRANSFER

4.1           Promptly after the Effective Date Corixa shall deliver to Lorantis the information expressly provided for on Schedule 4.1 hereto (Technical Transfer of Information) which shall be used by Lorantis solely to the extent Lorantis has been granted a license under Clause 5.1.

4.2           Following the execution of this Agreement, Corixa shall use commercially reasonable efforts to provide the services to Lorantis specified in Schedule 4.2 hereto (Technical Transfer Services).  Except as expressly provided for under Schedules 4.1 or 4.2 hereof, Corixa shall not be under any obligation to deliver to Lorantis any information or otherwise undertake any technical transfer of any materials or technologies.

5.            CORIXA LICENSED IP

5.1           Subject to the terms and conditions of this Agreement, Corixa hereby grants to Lorantis a worldwide, fully paid up, royalty-free, perpetual, non-exclusive license under the Corixa Patent Rights, Corixa Know-How Rights and Corixa Licensed Technology: (a) to use RC 529SE in Products being Developed and/or Commercialised by Lorantis or its Permitted Sublicensees in the Lorantis Field; (b) to make or have made RC 529SE using RC 529 Adjuvant for the limited use permitted by the license granted in the foregoing subclause (a); and (c) to reformulate Corixa’s proprietary adjuvant squalene emulsion designated “RC 529SE” which as of the Effective Date is formulated at Althea Technologies, Inc. for utilization in a two vial format for the delivery of the Hepatitis B Antigen, which reformulation becomes necessary due to use in a single (rather than two) vial format for the delivery of the Hepatitis B Antigen.  For the avoidance of doubt, such license excludes and does not permit (W) the manufacture or production of RC 529 Adjuvant, (X) or the manufacture or production RC 529SE other than as set forth in Clause 6.1, (Y) or reformulation of RC 529SE other than as expressly provided for above in this Clause 5.1 as necessary for the purpose of moving to a single vial format, or (Z) the transfer by Lorantis to a Third Party (who shall be granted appropriate sublicense rights hereunder as necessary) of RC 529 Adjuvant or RC 529SE, in each case other than in connection with use in Products being Developed and/or Commercialised by Lorantis or its Permitted Sublicensees in the Lorantis Field pursuant to the terms of this Agreement.

5.2           Lorantis may grant sublicences of the rights licensed to it pursuant to Clause 5.1 to its Affiliates and Third Parties solely to the extent that such Affiliates and Third Parties participate (a) in the making of RC 529SE from the RC 529 Adjuvant and/or (b) the Development and/or Commercialisation of a Product using RC 529SE, provided in each case that Lorantis provides Corixa with a fully-executed copy of any such sublicense agreement within twenty (20) days following its execution, which sublicense agreement shall reflect the terms, conditions and restrictions of this Agreement applicable to activities undertaken by such Affiliates and Third Parties, (collectively, the “Permitted Sublicensees”).  No Permitted Sublicensee shall have any right to grant further sublicenses to the rights sublicensed to it by Lorantis hereunder; provided however in the event that Lorantis grants to a single Permitted Sublicensee all of the marketing rights to a Product together with an exclusive grant under all of the license rights Lorantis is in receipt of from Corixa under this Agreement pertaining to the marketing of the Product, then such Permitted Sublicensee shall have the right to grant further sublicenses in a single tier; for the avoidance of doubt, such sublicensees of such Permitted Sublicensee shall not themselves have any right to grant further sublicenses.

5.3           Except as expressly set forth herein, the license rights granted to Lorantis in Clause 5.1 do not include and Lorantis shall not acquire the grant of any right or license in or to any Patents, Know-How, trade secrets, materials, Confidential Information, trademarks, copyrights or other intellectual property interests, whether by implication or otherwise, and no Patents, Know-How, trade secrets, materials or intellectual property interests shall be transferred hereunder, whether by implication or otherwise.  For the avoidance of doubt, the license rights granted to Lorantis under this Agreement do not include and Lorantis shall not acquire the grant of any right or license in or to any Patents, Know-How, trade secrets, materials, Confidential Information, trademarks, copyrights or other intellectual property interests Controlled by SKB or Affiliates of SKB (except those Controlled by Corixa), whether by implication or otherwise, and no such Patents, Know-How, trade secrets, materials or intellectual property interests shall be transferred hereunder, whether by implication or otherwise.

6.            RC 529SE; GRANT BACK

6.1          RC 529SE

Lorantis shall use the RC 529 Adjuvant supplied by Corixa hereunder only for the purposes permitted under Clause 5.1.  Lorantis may formulate or have formulated by Third Parties (who shall be granted appropriate sublicense rights hereunder as necessary) the RC 529 Adjuvant supplied by Corixa hereunder into RC 529SE pursuant to Clause 5.1.  Lorantis shall use the RC 529 Adjuvant and RC 529SE in compliance with this Agreement and with all applicable federal, state and local laws and regulations.  Other than making RC 529SE in accordance with the appropriate processes and procedures therefor or as strictly necessary in the course of reformulating RC 529SE pursuant to Clause 5.1, Lorantis shall not make any derivatives (whether synthetic or otherwise), analogs, modifications, or other products to or from RC 529 Adjuvant or RC 529SE.  Lorantis shall promptly report to Corixa any violations or any attempt violate any of the foregoing restrictions.

6.2          Grant Back.

(a)           All right, title and interest in and to any and all Patents first conceived after the Effective Date under or in connection with the Development or Commercialisation of a Product or the exercise of any license rights hereunder, whether by Lorantis, its Affiliates or Permitted Sublicensees, in each case which relates to RC 529 Adjuvant or RC 529SE or any improvement, derivative, modification or analogue to any of the foregoing, or the use thereof, except to the extent involving the Hepatitis B Antigen or the use thereof (“Arising Patent Rights”), shall be owned solely by Corixa, and shall, upon transfer of ownership, become included within the following license grant.

(b)           Subject to the terms and conditions of this Agreement, Corixa hereby grants to Lorantis a worldwide, fully paid up, royalty-free, perpetual, sub-licensable exclusive license under the Arising Patent Rights to use RC 529SE in Products being Developed and/or Commercialised by Lorantis or its Permitted Sublicensees in the Lorantis Field.

(c)           Lorantis agrees to reasonably assist Corixa in securing any intellectual property protection for the Arising Patent Rights and to perform all acts and execute appropriate documents that may be reasonably required to vest in Corixa rights to the Arising Patent Rights.  Without limiting the generality of the foregoing or being limited thereby, Lorantis agrees to promptly disclose to Corixa any and all Arising Patent Rights as and when they each first arise and provide Corixa with the information and access to relevant personnel of Lorantis or its Affiliates or Sublicensees which are necessary or useful to Corixa in its efforts to be assigned the Arising Patent Rights and secure intellectual property protection for such rights.

7.            MAINTENANCE PROSECUTION AND DEFENCE

7.1          Corixa Patent Prosecution and Maintenance.

Corixa shall at its own cost and expense have the sole right, and shall in its sole discretion determine how, where and to what extent (if at all), to procure, the timely filing, prosecution and maintenance of Corixa Patent Rights and Arising Patent Rights through out the world; provided however in the event that Corixa decides to abandon the filing, prosecution and/or maintenance of any Arising Patent Rights, then it shall inform Lorantis of such decisions and allow Lorantis a reasonably opportunity to assume at its own expense such filing, prosecution and/or maintenance of such Arising Patent Rights.

7.2          Infringement

In the case where at any time during the term of this Agreement Lorantis believes that an infringement by a Third Party of the Corixa Patent Rights or Arising Patent Rights may be occurring, which infringement entails the Development or Commercialisation of a Product, Lorantis shall disclose full details of the potential infringement to Corixa.  Corixa shall at its own cost and expense have the sole right, and shall in its sole discretion determine how, whether, where and to what extent (if at all), to take action against such acts of infringement of the Corixa Patent Rights or Arising Patent Rights, as the case may be; provided however in the event that Corixa decides to take action against such acts of infringement of such Arising Patent Rights, then it shall inform Lorantis of such decisions and allow Lorantis a reasonably opportunity to assume at its own expense the taking of action against such acts of infringement of such Arising Patent Rights.

7.3          Third Party Patents

If during the period of this Agreement either Party receives any notice, claim or proceedings from any Third Party alleging infringement of that Third Party’s intellectual property by reason of the Development or Commercialisation of a Product by Lorantis or its Permitted Sublicensees hereunder:

7.3.1       The notified Party shall forthwith inform the other Party of the notice, claim or proceeding;

7.3.2       Lorantis shall, at its own cost and expense, defend such claim or other proceeding in accordance with the following:

(i)            Lorantis shall have sole conduct of the claim and any proceedings including any counterclaim for invalidity or unenforceability or any declaratory judgment action and including the right to settle provided always that Corixa shall not take any action (including without limitation, the settlement of any claim) which prejudices any right or interest of Lorantis other than with the prior written consent of Lorantis.  Each Patty shall provide all reasonable necessary assistance to the other Party in relation to such proceedings and Lorantis shall promptly indemnify Corixa and its Affiliates against the costs of such activity, except to the extent Corixa and its Affiliates elects to be separately represented at hearings and other proceedings (which shall be at Corixa’s and such Affiliates’s discretion), in which case to the extent of such separate representation, Corixa and such Affiliates shall bear its own cost and expense; and

(ii)           if Lorantis succeeds in any such proceedings whether at trial or by way of settlement, it shall be entitled to retain any part of an award of costs and damages made in such proceedings or settlement sum paid that is necessary to recover its costs and the balance shall then be shared between the Parties in proportion to the loss suffered by each Party in consequence of such proceedings.

8.            SUPPLY

8.1           Corixa shall supply (or in its sole discretion procure supply from one or more Third Parties) to Lorantis and/or to its Permitted Sublicensees (as directed by Lorantis):

(a)          at nil cost to Lorantis and any such Permitted Sublicensees hereunder, (1) the Stocks and (2) up to a cumulative total of 5 grams of RC 529 Adjuvant, which in each case shall be used for Phase I Trials or Phase II Trials and ordered prior to the Successful Completion of a Phase II Trial; and

(b)         such further amounts of RC 529 Adjuvant which (1) are reasonably requested by Lorantis in good faith for use in clinical development prior to the Successful Completion of a Phase II Trial, and (2) following such request are agreed to be supplied by Corixa in its good faith, reasonable discretion, and (3) if so agreed by Corixa shall be separately paid for by Lorantis at an initial supply price of [ **** ] per gram (the “Initial Supply Price”).

8.2                                 After the Successful Completion of a Phase II Trial, Corixa shall supply Lorantis and its Permitted Sublicensees hereunder with RC 529 Adjuvant for a period up to the life of the Products at commercially reasonable supply pricing (“Commercial Supply Pricing”) that is to be agreed upon by the Parties but in any case allows Corixa with a commercially reasonable profit margin above its cost of manufacture and/or supply.  The Parties agree and acknowledge that such agreement on Commercial Supply Pricing will not include any upfront, milestone or royalty payments.  The Parties will use good faith efforts to agree upon such Commercial Supply Pricing in sufficient time prior to the Successful Completion of a Phase II Trial to allow for the uninterrupted Development and Commercialisation of the Products.  As necessary and appropriate, in such agreement on Commercial Supply Pricing, the Parties shall agree to vary the other supply terms set forth in this agreement including (but not necessarily limited to) by providing for longer term good faith forecasting of supply demand on a rolling basis, a portion of which forms the basis for firm orders, which order and forecasting mechanism shall be acceptable to Corixa in its reasonable judgment.

8.3                                 To the extent provided for under Clause 8.1 or Clause 8.2 (if Commercial Supply Pricing has been agreed to), Lorantis may by written notice to Corixa order RC 529 Adjuvant (an “Order”).  Such Order shall specify the quantity of RC 529 Adjuvant ordered, which quantities shall not cumulatively exceed the amount set forth in Clause 8.1(a) above prior to the Successful Completion of a Phase II Trial if Commercial Supply Pricing has not been agreed to yet, the address to which such shipment shall be delivered and the required delivery date therefor. Save with the written consent of Lorantis, the delivery date shall be no later than 90 days after the date such Order is made.  In the event of a conflict between the terms of any Order and this Agreement, the terms of this Agreement shall prevail.

8.4                                 To the extent provided for under Clause 8.1 or Clause 8.2 (if Commercial Supply Pricing has been agreed to), Corixa shall supply to Lorantis (at the applicable supply cost to Lorantis) the quantity of RC 529 Adjuvant specified in each Order permitted hereunder on the delivery date specified in such Order (or, provided that Corixa has given not less than fifteen (15) days written notice to Lorantis, such other date as may be specified by Corixa.  All orders shall be in vial configurations, minimum batch sizes and meeting other reasonable order characteristics as established by Corixa from time to time.

8.5                                 All RC 529 Adjuvant supplied under Clause 8.1 or Clause 8.2 of this Agreement shall be F.C.A. (INCOTERMS 2000) to the address for delivery specified in the Order and shall be accompanied by a written “Certificate of Analysis” confirming that such quantity of RC 529 Adjuvant meets the Specification.

8.6                                 Title and risk of loss and damage to RC 529 Adjuvant supplied by Corixa under Clause 8.1 or Clause 8.2 of this Agreement shall pass to Lorantis upon delivery to the mode of carriage at the facility where supply is originating from Corixa and/or a Supplier, as applicable.

8.7                                 Corixa represents, warrants and undertakes that all RC 529 Adjuvant supplied to Lorantis, its Affiliates and Sublicensees under Clause 8.1 or Clause 8.2 of this Agreement shall be manufactured in accordance with cGMP and satisfy the Specifications and shall be provided with a valid Certificate of Analysis.  The Parties shall use good faith efforts to negotiate a reasonable quality agreement pertaining to the manufacture and supply of RC 529 Adjuvant supplied to Lorantis, its Affiliates and Sublicensees under Clause 8.1 or Clause 8.2 of this Agreement, with the goal of finalizing and entering into such quality agreement no later than four (4) months following the Effective Date.

8.8                                 Corixa and its Affiliates shall, and shall procure that its manufactures and suppliers of RC 529 Adjuvant (all the foregoing person together, the “Suppliers”), maintain all records required to comply with applicable laws, rules, regulations, industry code of practice (including, without limitation, cGMP) relating to the manufacture and supply of RC 529 Adjuvant which is provided to Lorantis under Clause 8.1 or Clause 8.2 of this Agreement.  In particular, but without limitation, the Suppliers shall maintain all records reasonably necessary to support compliance with cGMP for such RC 529 Adjuvant, including batch records and stability reports relating to such RC 529 Adjuvant, and the results of internal and regulatory audits and inspections of the portions of the Supplier’s facilities used in the manufacture and/or supply of such RC 529 Adjuvant. No more frequently than once each calendar year, Lorantis, its Affiliates and Sublicensees (together with their agents and representatives) may inspect (but not take copies of) such records and inspect the portions of the Suppliers’ facilities used in the manufacture and/or supply of such RC 529 Adjuvant, upon reasonable advance notice during normal business hours.  All such records shall be maintained for a period of not less than three (3) years from their date or creation or such longer period as may be required by applicable laws, rules, regulations or industry codes of practice and in particular, but without limitation, all records required to be maintained by applicable regulatory authorities relating to the manufacture, stability and quality control of such RC 529 Adjuvant shall be retained for a period of not less than three (3) years from the date of quality control release of each batch of such RC 529 Adjuvant to which the said records pertain.

8.9                                 In the event at any Corixa does not supply (or does not procure the supply of) RC 529 Adjuvant to Lorantis or its Permitted Sublicensees to permit uninterrupted Development and Commercialisation of the Products in accordance with this Agreement, at any time (whether before or after the Successful Completion of a Phase II Trial) including, without limitation, in the event that the Parties are unable to agree the terms of Commercial Supply Pricing pursuant to this Clause 8, then, and only then, Corixa shall permit Lorantis to directly source RC 529 Adjuvant from the Suppliers for the limited purposes and uses to which Lorantis and its Permitted Sublicensees may use RC 529 Adjuvant as provided for under this Agreement; provided however as and when orders under such supply are placed with such Suppliers, Lorantis shall (in addition to paying such Suppliers) pay Corixa the difference between any supply price Lorantis secures with such Suppliers which is lower than the lesser of (a) the Initial Supply Price and (b) the last written offer made by Corixa in negotiations regarding Commercial Supply Pricing. Except in the event of an uncured material breach of this Agreement by Lorantis or a Permitted Sublicensee or a uncured material breach of an agreement between Corixa and a Supplier, Corixa agrees to maintain in full force and effect any agreement under which any such Supplier has the right to provide a supply of RC 529 Adjuvant.  Lorantis shall provide Corixa with quarterly statements setting out any supply taken under this Clause

8.9, the amounts paid to such Suppliers therefor and full accounting of any other consideration received by Lorantis from such Suppliers for such amounts paid. Any amounts paid by Lorantis to such Suppliers and supply of RC 529 Adjuvant received by Lorantis received in connection therewith may not be combined expressly or implicitly with any other transaction or supply of any other product or service.

9.            CONFIDENTIALITY

9.1                              Confidentiality

Each Party shall maintain in confidence the Confidential Information of the other Party, shall not use or grant the use of the Confidential Information of the other Party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other Party except on a need-to-know basis to such Party’s Affiliates, Permitted Sublicensees hereunder and the directors, officers, employees and legal and financial advisors of each of the foregoing persons, and each of the foregoing person’s consultants or subcontractors, in each case to the extent that such disclosure is necessary in connection with such Party’s activities as expressly authorised by this Agreement (including, without limitation, the conduct of the Development Programme).  To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a Party shall obtain, or shall have obtained prior to the Effective Date, the written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly authorised under this Agreement.  Each Party shall notify the other Party promptly upon discovery of any unauthorised use or disclosure of the other Party’s Confidential Information.  Notwithstanding anything else to the contrary (but with no further Patent license to Corixa in addition to that provided in clause 6.2) if Lorantis intentionally or accidentally discloses any Know-How to Corixa under or in connection with the Development or Commercialisation of a Product or the exercise of any license rights hereunder, whether by Lorantis, its Affiliates or Permitted Sublicensees, in each case which relates to RC 529 Adjuvant or RC 529SE or any improvement, derivative, modification or analogue to any of the foregoing, or the use thereof, such Know How may be used commercially by Corixa except to the extent involving the Hepatitis B Antigen or the use thereof and in any case only outside the Lorantis Field.  However, Lorantis shall have no obligation to disclose any Know-How to Corixa.

9.2                              Terms of Agreement

Neither Party shall disclose any terms or conditions of this Agreement or the Collaboration Agreements to any Third Party without the prior written consent of the other Party; provided, however, that a Party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to such Party’s Affiliates, Sublicensees (or prospective Permitted Sublicensees) and the directors, officers, employees and legal and financial advisors of each of the foregoing persons, and each of the foregoing person’s consultants or subcontractors to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorised by this Agreement, and (b) to a Third Party in connection with (1) an equity investment in or by such Party, (ii) a merger, consolidation or similar transaction involving such Party, (iii) the sale of all or substantially all of the assets of such Party, or (iv) a public offering of shares or securities on a securities exchange.  The Parties further agree that there shall be no restriction on Corixa’s entitlement to use and disclose Confidential Information relating to the performance, properties or other attributes of the Corixa Licensed Technology to Third Parties in any way.  Notwithstanding the foregoing, the Parties shall, consistent with the corporate communication policies of each organization, enter into good faith discussions to reach agreement upon the text of pro-forma press releases that each Party may wish to publicly release which shall describe the terms and conditions of this transaction within four (4) months following the Effective Date and once agreed upon such press releases shall be attached hereto as Schedule 9.2, and each Party may disclose such information, as modi fled by mutual written agreement between the Parties, without the consent of the other Party.  Except as expressly agreed pursuant to the foregoing clause, neither Party shall issue any press release or make any other public announcement or statement concerning this Agreement or the transactions covered by it or without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed), except as permitted under Clause 9.2, which for the avoidance of doubt shall include making such announcements and disclosures, if any, as may be legally required or required to meet the requirements of a national securities exchange or another similar regulatory body, or in connection with a public offering of securities or any filing with the U.S. Securities and Exchange Commission or a foreign equivalent.

9.3                              Permitted Disclosures

The confidentiality obligations under this Clause 9 shall not apply to the extent that such disclosure is required by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction or securities exchange; provided, however, that such Party shall provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure and provide the other Party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof (if practicable).

10.          INDEMNIFICATION

10.1                           In addition to any other remedy available to Lorantis, its Affiliates and Sublicensees, subject to Clauses 10.3 and 10.4, Corixa shall indemnify, defend and hold harmless Lorantis, its Affiliates and Sublicensees (and each of their respective directors, officers and employees) (the “Lorantis Indemnified Persons”) in full and on demand, from and against any and all Losses incurred by them to the extent resulting from or arising out or in connection with any claims made or suits brought by a third party (collectively, “Lorantis Third Party Claims”) against any Lorantis Indemnified Person (or for which any Lorantis Indemnified Person is liable) where the claimant has established in a court of law that they suffered personal injury or death as a result of the breach of the representation and warranty made by Corixa in Clause 8.7, except for any Losses for which Lorantis has an obligation to indemnify Corixa Indemnified Persons pursuant to Clause 10.2.  For clarity, Corixa shall not be obligated to indemnify any Lorantis Indemnified Person against any Lorantis Third Party Claims arising due to any negligence of any Lorantis Indemnified Person or any breach of the terms of this Agreement by any such person (including, in particular, any breach of Clause 8.7).

10.2                           In addition to any other remedy available to Corixa and its Affiliates, subject to Clauses 10.3 and 10.4, Lorantis shall indemnify, defend and hold harmless Corixa and its Affiliates (and each of their respective directors, officers and employees) (the “Corixa Indemnified Persons”) in full and on demand, from and against any and all Losses incurred by them to the extent resulting from or arising out or in connection with any claims made or suits brought by a third party (collectively, “Corixa Third Party Claims”) against any Corixa Indemnified Person (or for which any Corixa Indemnified Person is liable) that allege that the claimant has suffered personal injury or death: (i) as a result of any activity undertaken or omission by Lorantis or its Permitted Sublicensees under this Agreement or otherwise in connection with the Development or Commercialisation of any Product(s); or (ii) relates the use of RC 529 Adjuvant or RC 529SE in any Product, in each case except for any Losses for which Corixa has an obligation to indemnify Lorantis Indemnified Persons pursuant to Clause 10.1.  For clarity, Lorantis shall not be obligated to indemnify any Corixa Indemnified Person against any Corixa Third Party Claims arising due to any negligence of any Corixa Indemnified Person or any breach of the terms of this Agreement by any such person.

10.3                           An indemnified person under Clause 10.1 or 10.2 (“Indemnified Party”) shall give the indemnifying party under Clause 10.1 or 10.2 (“Indemnifying Party”) prompt written notice of any Loss or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Clause 10.1 or 10.2 (an “Indemnification Claim Notice”).  Where appropriate the Indemnifying Party shall promptly send a copy of the Indemnification Claim Notice to its relevant insurers and shall permit them to exercise their rights of subrogation and hereafter in this Clause 10 “Indemnifying Party” shall be deemed to include any such insurers in relation to such claim.  In no event shall the Indemnifying Party be liable for any Loss that results from any delay in providing the Indemnification Claim Notice. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received in respect of any such Loss.  For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates and its Sublicensees (and each of their respective directors, officers and employees) (each, an “Indemnitee”) shall be made solely by a Party to this Agreement or its insurers.

10.4                           The obligations of an Indemnifying Party under this Clause 10 shall be governed by and contingent upon the following:

10.4.1                  At its option, the Indemnifying Party may assume the defense of any Third Party Claim (being a Lorantis Third Party Claim where the Indemnifying Party is Corixa and being a Corixa Third Party Claim where the Indemnifying Party is Lorantis) (which, for the avoidance of doubt, shall include the conduct of all dealings with such third party) by giving written notice to the indemnified Party within fourteen (14) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.

10.4.2                  Upon the assumption of the defence of a Third Party Claim by the Indemnifying Party:

(a)                                  subject to the provisions of Clause 10.4.3, it shall have the right to and shall assume sole control and responsibility for dealing with the Third Party and the Third Party Claim, including the right to settle the claim on any terms the Indemnifying Party chooses, but at all times in accordance with the provisions of Clause 10.4.4;

(b)                                 if it chooses, the indemnifying Party may appoint as counsel in the defence of the Third Party Claim any law firm or counsel selected by the Indemnifying Party; and

(c)                                  except as expressly provided in Clause 10.4.3, the Indemnifying Party shall not be liable to the indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Indemnitee in connection with the analysis, defence or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including lawyers’ fees and costs of suit) and any Losses incurred by the Indemnifying Party solely due to its defence of the Third Party Claim with respect to such indemnified Party or Indemnitee (but not any Losses for which it is otherwise liable or experiences).

10.4.3                  Without limiting Clause 10.4.4, any Indemnitee shall be entitled to participate in, but not control, the defence of a Third Party Claim by having its views regularly solicited by the Indemnifying Party and, where proceedings are commenced, to retain counsel of its choice for such purpose; provided, however, that such retention shall be at the Indemnitee’s own expense unless, (a) the Indemnifying Party has failed to assume the defence and retain counsel in accordance with Clause 10.4.1 (in which case the indemnified Party shall control the defence), or (b) the interests of the Indemnitee and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable law, rule or requirement of any professional body.

10.4.4                  With respect to any Losses relating solely to the payment of money to the Third Party to settle the Third Party Claim and that will not result in the Indemnified Party or the Indemnitee becoming subject to injunctive relief or subject to any admission of liability, fault or wrongdoing, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee under Clause 10.4.1, the Indemnifying Party shall have the sole right to enter into any such settlement including any consent judgment, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses or where the Indemnified Party or the Indemnitee will be subject to injunctive relief or any admission of liability, fault or wrongdoing, where the Indemnifying Party has assumed the defence of a Third Party Claim in accordance with Clause 10.4.1, the Indemnifying Party shall have authority to consent to the entry of’ any judgment, enter into any settlement or otherwise dispose of such Losses, provided that it obtains the prior written consent of the Indemnified Party (which consent shall be given, if at all, in the sole discretion of the Indemnified Party).

10.4.5                  If the Indemnifying Party does not to diligently defend or prosecute any Third Party Claim, the Indemnified Party shall retain control of the defense thereof and admit any liability with respect to, and settle, compromise and discharge, any such Third Party Claim without first obtaining prior written consent of the Indemnifying Party.  The Indemnifying Party shall be liable for any settlement or other disposition of Losses by an Indemnified Party or an Indemnitee under such a Third Party Claim.

10.4.6                  If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, reasonably cooperate in the defense thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all of its related reasonable out-of-pocket expenses.

10.4.7                  Except as expressly provided above, the reasonable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party where it participates in the defence under Clause 10.4.3 or Clause 10.4.5 shall be reimbursed on a Quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

10.5                           Except with respect to Third Party Claims under Clause 10.1 or 10.2 or a breach of Clause 9, neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates, or the case of Lorantis, its Permitted Sublicensees, (or any of their respective directors, officers and employees): for an indirect or consequential or punitive nature, including any indirect or consequential economic loss or other indirect or consequential loss of’ turnover, profits, loss of enterprise value, business or goodwill or otherwise.

11.          GUARANTEE

SKB hereby unconditionally and irrevocably guarantees to Lorantis the performance of all the contractual obligations of Corixa under this Agreement pursuant and subject to the terms set forth herein.

12.          MISCELLANEOUS

12.1                        Governing Law

This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

12.2                        Waiver

No waiver by a Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be effective unless set forth in a writing signed by the waiving Party or shall be deemed a waiver as to any subsequent and/or similar breach or default.

12.3                        US Bankruptcy Code

All rights and licenses granted under or pursuant to this Agreement by Corixa are, and shall otherwise be deemed to be, for purposes of Clause 365 (n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Clause 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in the their possession, shall be promptly delivered to them upon any such commencement of a bankruptcy proceeding upon its written request therefor.

12.4                           Surviving Provisions

Save as may be expressly specified otherwise in this Agreement the provisions of Clauses 9, 10 and 12 of this Agreement shall survive any expiration or termination of this Agreement.

12.5                        Assignment

Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either Party without the prior express written consent of the other; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business or the assets to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment in violation of this Clause 12.5 shall be void.

12.6                        Independent Contractors

The relationship of the Parties hereto is that of independent contractors.  Neither Party hereto shall be deemed to be the agent, partner or joint venturer of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

12.7                        Further Actions

Each Party agrees to execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.8                        Notices

All requests and notices required or permitted to be given to the Parties hereto shall be given in writing, shall expressly reference the clause(s) of this Agreement to which they pertain, and shall be delivered to the other Party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the Parties from time to time during the Term of this Agreement.

If to Lorantis:

Lorantis Limited

410 Cambridge Science Park Cambridge CB4 OPE

Attn: Chief Executive Officer

Copy to: VP Business Development 25

If to Corixa or SKB:

Corixa Corporation

1900 9th Avenue, Suite 1100

Seattle, Washington 98101

Attn: President

With a copy to:

GlaxoSmithKline Biologicals S.A.

rue de l’lnstitut 89

1330 Rixensart, Belgium

Attention: President, General Manager

Facsimile No.: +32-2-656 8000

and: Attention: Senior Counsel

Facsimile No.: +32-2-656 8144

12.9                        Force Majeure

Non-performance of a Party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party; provided, however, that the nonperforming Party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

12.10                  Complete Agreement

This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect.

12.11                  Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

12.12                  Headings

The captions to the several clauses hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

IN WITNESS WHEREOF, the Parties have caused this Agreement by way of DEED to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

EXECUTED and DELIVERED by	)	/s/ Donald F. Parman
CORIXA CORPORATION	)
	)	Donald F. Parman, Director and
acting by its duly authorised officer	)	Vice President

)

EXECUTED and DELIVERED by	)
LORANTIS LIMITED	)	Director
)
acting by its duly authorised officers	)
Director/Secretary

SMITHKLINE BEECHAM CORPORATION, a corporation formed under the laws of the State of Pennsylvania, doing business as GlaxoSmithKline, having its principal office at One Franklin Plaza, Philadelphia, PA 19101 (“SKB”), hereby acknowledges and agrees that it has specific rights and obligations pursuant to Clauses 2.2, 2.3 and 11 of this Agreement and hereby agrees to perform such obligations.

Acknowledged and agreed:

SMITHKLINE BEECHAM CORPORATION

By:	/s/ Donald F. Parman
Donald F. Parman, Vice President

SCHEDULE 1
CORIXA PATENT RIGHTS

135	US	08/853.826	08-May-1997	6,113,918	05-Sep-2000	Granted
135 C1	US	09/074,720	07-May-1998	6,355,257	12-Mar-2002	Granted
135 C2	US	09/439,839	12-Nov-1999	6,303,347	16.Oct-2001	Granted
135 C3	US	09/905,160	12-Jul-2001	6,764,840	20-Jul-2004	Granted
135 C4	US	10/043,086	08-Jan-2002			Published
135 C5	US	10/137,730	30-Apr-2002			Pending
135	WO	US98/09385	07-May-1998			Converted
135	AP	AP/P/99101693	07-May-1998	AP1181	30-Jun-2003	Granted
135	AT	98922 1313.7	07-May-1998	0983286	28-Jul-2004	Granted
135	AU	74747/98	07-May-1998	740663	21-Feb-2002	Granted
135	BE	98922138.7	07-May-1998	0983286	28-Jul-2004	Granted
135	BR	PI9809791-1	07-May-1998			Pending
135	CA	2,288,601	07-May 1998			Pending,
135	CH	98922138.7	07-May-1998	0983286	28-Jul-2004	Granted
135	CN	98806169.4	07-May-1998	98806169.4	22-Dec-2004	Granted
135	DE	98922138.7	07-May-1998	0983286	28-301-2004	Granted
135	DK	98922138.7	07-May-1998	0983286	28-Jul-2004	Granted
135	EP	98922138.7	07-May-1998	0983286	28-Jul-2004	Granted
135	ES	98922138.7	07-May-1998	0983286	28-Jut-2004	Granted
135	Fl	98922138.7	07-May-1998	0983286	28-Jul-2004	Granted
135	FR	98922138,7	07-May- 998	0983286	28-Jul-2004	Granted
135	GB	98922138.7	07-May-1998	0983286	28-Ju1-2004	Granted
135	HK	00105686.8	07-May-1998			Pending
135	HU	P0004147	07-May-1998			Published
135	ID	W-991539	07-May-1998			Published
135	IE	98922138.7	07-May-1998	0983286	28-Jul-2004	Granted
135	IL	132739	07-May-1998			Pending
135	IT	98922138.7	07-May-1998	0983286	28-Jul-2004	Granted
135	JP	10-548512	07-May-1998			Published
135	KP	99-1020	07-My-1998	35917	16-Nov-2001	Granted
135	KR	99-7010285	07-May-1998			Pending
135	MX	9910262	07-May-1998	228177	31-May2005	Granted
135	NL	98922138.7	07-May-1998	0983286	28-Jul-2004	Granted
135	NZ	500938	07-May-1998	500938	09-Sep-2002	Granted
135	OA	9900244	07-May-1998	11214	12-Jun-2000	Granted
135	PL	P343205	07-May-1998			Pending
135	PT	98922138.7	07-May-1998	0983286	28-Jul-2004	Granted
135	SE	98922138.7	07-May-1998	0983286	28-Jul-2004	Granted
135 2	WO	US00/31340	13-Nov-2000			Converted
135 2	AR	P000105962	10-Nov-2000			Pending

135 2	AU	19189/01	13-Nov-2000	773921	23-Sep-2004	Granted
135 2	BR	P10015501-2	13-Nov-2000			Pending
135 2	CA	2,391,299	13-Nov-2000			Pending
135 2	CN	00816859.8	13-Nov-2000			Published
135 2	CO	00082801	10-Nov-2000			Pending
135 2	EP	00982119.0	13-Nov-2000			Published
135 2	GC	P/2000/1083	05-Dec-2000			Abandoned
135 2	IlK	03103454.0	l3-Nov-2000			Pending
135 2	JP	2001-537329	l3-Nov-2200			Published
135 2	MX	2002-02477	12-Nov-2000			Pending
135 2	MY	P120005304	10-Nov-2000			Allowed
135 2	NO	2002-2207	13-Nov-2000			Pending
135 2	NZ	518860	13-Nov-2000	518860	10-Mar-2005	Granted
135 2	PH	1-2000-03118	10-Nov-2000			Abandoned
135 2	PK	1032/2000	1I-Nov-2000			Pending
135 2	TW	89123832	07-Feb-2001			Abandoned
135 2	VE	2527-2000	13-Nov-2000			Abandoned

SCHEDULE 2

HEPATITIS B ANTIGEN AMINO ACID AND NUCLEOTIDE SEQUENCES

[ **** ]

SCHEDULE 3

RC 529 STRUCTURE

Graph omitted

SCHEDULE 4.1

TECHNICAL TRANSFER OF INFORMATION

The information to he provided by Corixa to Lorantis pursuant to Clause 4 hereof shall include:

1.                                       Within three (3) business days following the Effective Date, Corixa shall (a) provide to Lorantis the name, address and telephone of a point of contact at Althea Technologies, Inc., Corixa’s contract manufacturer for the formulation of RC 529 Adjuvant into RC 529SE as of the Effective Date, and (b) instruct Althea Technologies, Inc. to cooperate with Lorantis in its exercise of its rights under this Agreement.

2.                                       Within one (1) month following the Effective Date, Corixa shall provide Lorantis with complete copies of the following internal Corixa documentation:

(a)           Manufacturing instructions for RC-529-SE, 200 ug/mL 4% Squalene, Unidose (Part Number 60545).

(b)           The following SOPS which comprise the analysis of RC-529-SE:

SOP # QC-411 (Sterility)

SOP # QC-156 (RC-529 Quantitation)

SOP # QC-660 (Pyrogenicity)

SOP # QC-780 (Appearance)

SOP # QC-836 (Squalene quantitation)

SOP # QC-839 (Residual solvents)

SOP # QC-517 (Osmolarity)

SOP # QC-525 (pH)

(c)           Specifications for Finished Products for RC-529-SE (Part Number 60545).

(d)           Summary report of stability data for RC-529-SE (Part Number 60545).

3.                                       Within one (1) month following the Effective Date, Corixa shall deliver to Lorantis complete copies of the following internal Corixa documentation:

(a)           Final SOP for the Mouse immunogenicity potency assay for [ **** ].

(b)           Final development report for the development and qualification of the mouse immunogenicity assay for [ **** ].

4.                                       Within three (3) business days following the Effective Date, Corixa shall deliver to Lorantis complete copies of the following documents, files and correspondence:

(a)           Pre-IND request letter sent to the FDA by Corixa, and pre-IND documentation compiled in preparation for this meeting.

(b)           Copies of all correspondence between the FDA and Corixa, including telephone logs and facsimiles.

32 ,

(c)           Copies of all minutes of the meetings between Corixa and Lorantis of the joint HepVax development team,

(d)           Copies of all minutes of the meetings between Corixa and Lorantis of the Joint Management Committee.

5.                                       Within three (3) business days following the Effective Date, Corixa shall deliver to Lorantis complete copies of the following documents, files and correspondence relating to the HBV Expert Panel, clinical study design, including:

(a)           HepVax Advisory Meeting briefing document dated: June 13, 2005.

(b)           List of expert advisors and their contact information present at the June 13, 2005 HepVax Advisory Meeting.

(c)           Final minutes of the June 13, 2005 HepVax Advisory Meeting.

(d)           Draft clinical protocol entitled: A PHASE I RANDOMIZED, DOUBLE-BLIND, CONTROLLED, DOSE-ESCALATION SAFETY AND IMMUNOGENICITY TRIAL OF HEPVAX IN HEALTHY ADULTS, Corixa Corporation Protocol CCHV001-01, June 29, 2005.

In this Schedule 4:

“copies” shall include electronic copies (for example, on CD-Rom) in machine readable format (for example, accessible using Microsoft Windows applications); where copies are to be provide on “request” such copies shall be provided as soon as reasonably practicable (and in any event within thirty (30) days).

“access” means access on a dates and times reasonably convenient to both Parties during the hours 9am - 5:30pm, on any day other than a Saturday, Sunday or public bank holiday in the place where the information in question is located, provided that notice requesting such access has been provided to Corixa not less than ten (10) days prior to the date access is desired by Lorantis. Corixa shall procure that reasonable facilities are provided in connection with any person exercising such right of access, including without limitation, access to copying facilities. Access shall be limited to only those employees of Lorantis minimally necessary to view and copy (where appropriate) the documents and information in question (all such employees being subject to the obligations of confidentiality set out in Clause 9 in respect of Confidential Information of Corixa).

SCHEDULE 4.2

TECHNICAL TRANSFER SERVICES

The assistance to be provided by Corixa to Lorantis pursuant to Clause 4 hereof shall include:

1)                                      During the period beginning on the Effective Date and ending four (4) months after the Effective Date, Corixa shall make a project manager for the RC 529 Adjuvant project leader reasonably available for up to ten (10) hours per month up to a maximum of thirty (30) total hours during this period for the limited purpose of undertaking and delivering to Lorantis the technical transfer of information and materials contemplated by Schedule 4.1.

i)                                         This person will be responsible for coordinating the efforts of Corixa staff to complete all of the items in Schedules 4.1 and 4.2.

ii)                                      This person will be responsible for ensuring that the delivery of all of the items in Schedules 4.1 and 4.2 to Lorantis occurs in accordance with this Agreement.

iii)                                   This person will be the primary contact person for Lorantis regarding the items in Schedules 4.1 and 4.2.

2)                                      Upon Lorantis’s request, and subject to Corixa’s prior review (under terms of confidentiality) and approval of applicable sections of the submission that references Corixa’s Drug Master Fite #BB-MF 10937 (the “DMF”), which approval shall not be unreasonably withheld, Corixa shall notify FDA in writing of its permission to allow Lorantis to cross-reference the DMF in its regulatory filings relating to the Product. Corixa’s review and response to Lorantis’s submissions shall be completed within forty-five (45) days. Corixa shall provide Lorantis with a copy of this letter of cross-reference within ten (10) business days following the completion of its review of such submission. if Lorantis is making a filing in a jurisdiction where Corixa does not have a DMF, then Corixa shall provide Lorantis with the information Lorantis reasonably needs in order to make such filing. Notwithstanding the foregoing in this item 2 or the provision of item 3 set forth below or anything else in this Agreement to the contrary, Lorantis shall have no right to receive copies of or to use confidential information of Corixa contained within or which supports the DMF which relate to the manufacturing of the RC 529 Adjuvant, its testing and release or any RC 529 Manufacturing Technology.

3)                                      Corixa shall use reasonable commercial efforts to complete and deliver to Lorantis the final report of the HepVax in vivo potency assay qualification, including quality control, which assay qualification has been undertaken by Corixa prior to the Effective Date and is close to completion as of the Effective Date. Included within the foregoing is the quality control analysis for the release of the current cGMP batch of [ **** ], and analysis of [ **** ] stability samples up to the three month time point, including production of appropriate reports. For the avoidance of doubt Lorantis shall be responsible for any and all other work on such assay and its qualification, including all quality and development work associated therewith. Corixa shall use reasonable commercial efforts to make the appropriate Corixa staff available for an average of one meeting a month at a location convenient to Corixa, to train Lorantis staff, or those at a CRO nominated by Lorantis, for up to 4 (four) months after the Effective Date, as indicated:

i)                                         Finalize the development report for the Development and Qualification of the Murine Potency assay for [ **** ].

ii)                                      Finalize the SOP for the potency assay.

iii)                                   Perform quality control analyses on the cGMP batch of [ **** ] and report.

iv)                                  Perform stability analyses on [ **** ] up to and including the 3 month timepoint (expected February 2006).

v)                                     Train Lorantis-nominated staff in the assay to ensure successful transfer to Lorantis-nominated laboratory.

4)                                      Corixa shall provide 1 FTE for 2 weeks to train employees of Lorantis, or those at a Lorantis-nominated CRO, on the quantitative assays for the analysis and release of RC-529-SE, and provide 0.25 FTE to assist in the qualification of the assays in their laboratories for up to 4 (four) months after the Effective Date.

i)                                         Corixa staff will train Lorantis-nominated staff on the proper performance of the following quantitative assays: RC-529 Quantitation (SOP # QC- 156), Squalene quantitation (SOP # QC-836), Residual solvents (SOP # QC-839), Osmolarity (SOP # QC-517), and pH (SOP # QC-525). Training will consist of bench level, “hands on” running of each assay until the person being trained is considered capable of performing each assay in accordance with the specific SOP.

ii)                                      Corixa will assist Lorantis in the qualification of the assays by providing assistance in the selection of instrumentation and reagents, assistance in the writing of qualification protocols, assistance in the evaluation of qualification data and, if needed, assistance in solving problems that may arise during assay qualification.

iii)                                   Corixa will continue to perform such analyses for up to 4 (four) months after the Effective Date so as to continue in that time period the RC-529-SE stability study until such time as the RC-529-SE analytical assays have been appropriately re-established by Lorantis, and arrangements made for the stability samples to be transferred to the Lorantis-nominated facility.

Corixa shall consider in good faith making available a project manager to provide such assistance, out-of-pocket expenses being at Lorantis’s expense, as may reasonably be requested by Lorantis from time-to-time during preparation of the Hepvax IND. Corixa shall provide appropriate information requested by Lorantis pertaining to RC-529-SE in order to facilitate Lorantis answering questions from the FDA or other regulatory authorities. All such assistance shall be provided for such time as the IND is accepted by the regulatory authority.

Upon reasonable request of Lorantis made during the first year after the Effective Date, Corixa shall use commercially reasonable efforts to promptly disclose and deliver to Lorantis such Corixa Know-How and Corixa Licensed Technology as is licensed to Lorantis hereunder and is the subject of the request but not included on either Schedule 4.1 or 4.2.

SCHEDULE 6

STOCKS

The complete cGMP’ batch (less quality control, release, retention and three month stability samples) of RC-529SE manufactured and filled at Althea Technologies on, or around, 26-27 September 2005. The transferred stock will have been subjected to quality control testing, be demonstrated to be within the specifications defined for this material, and be reviewed and released, as defined by standard Corixa procedures. The material will be accompanied by a written “Certificate of Analysis”.

SCHEDULE 9.2

PRESS RELEASE

<to be added within 4 months following the Effective Date in accordance with clause 9.2>